Exhibit (d)(23)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of July 16, 2014, (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Franklin Mutual Advisers, LLC, a Delaware limited liability company (“Franklin Mutual” or “Adviser”).

FMG LLC and Franklin Mutual (collectively, “Parties”) agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. Name Change. Effective May 1, 2014, the name of EQ/Mutual Large Cap Equity Portfolio was changed to AXA/Mutual Large Cap Equity Managed Volatility Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to AXA/Mutual Large Cap Equity Managed Volatility Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4 Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

5. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		FRANKLIN MUTUAL ADVISERS, LLC

By:	/s/ Steven M. Joenk	By:	/s/ Peter Langerman
	Steven M. Joenk		Name: Peter Langerman
	Chairman, Chief Executive Officer and President		Title: Chairman/CEO-Mutual Series

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee Rate
AXA/Mutual Large Cap Equity Managed Volatility Portfolio*	0.51% of the Fund’s average daily net assets

*	The Portfolio has been designated a “multi-advised portfolio” and Franklin mutual Advisers, LLC receives a fee based on a discrete portion of the Portfolio’s